UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
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CIMPRESS PLC
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CIMPRESS PLC
Building D, Xerox Technology Park, Dublin Road
Dundalk, Co. Louth A91 H9N9
Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Cimpress plc will hold its 2021 Annual General Meeting of Shareholders:

on Tuesday, November 30, 2021
at [___] Greenwich Mean Time
at the offices of Matheson
70 Sir John Rogerson's Quay
Dublin 2
Ireland

MATTERS TO BE ACTED UPON AT THE ANNUAL GENERAL MEETING:

(1) Reappoint Zachary S. Sternberg to our Board of Directors to serve for a term of three years ending at the conclusion of our annual general meeting of shareholders in 2024

(2) Approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this proxy statement

(3) Set the minimum price at which we may reissue our treasury shares at $0 and the maximum price at which we may reissue our treasury shares at an amount equal to 200% of the market price of our ordinary shares on the Nasdaq Global Select Market, or Nasdaq, or any other securities exchange where our shares are then traded, until May 30, 2023

(4) Reappoint PricewaterhouseCoopers Ireland as our statutory auditor under Irish law to hold office until the conclusion of our annual general meeting of shareholders in 2022

(5) Authorize our Board of Directors or Audit Committee to determine the remuneration of PricewaterhouseCoopers Ireland in its capacity as our statutory auditor under Irish law

(6) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting

Each Proposal other than Proposal 3 will be proposed as ordinary resolutions under Irish law, requiring, in each case, at least a simple majority of the votes cast to be in favor of the resolution for the resolution to pass. Proposal 3 will be proposed as a special resolution under Irish law, requiring at least 75% of the votes cast to be in favor of the resolution for the resolution to pass.

During the annual general meeting, management will present, for consideration by the shareholders, our statutory financial statements under Irish law for the fiscal year ended June 30, 2021 (including the reports of the directors and the Irish statutory auditor thereon) and a review of Cimpress' affairs.

Our Board of Directors has no knowledge of any other business to be transacted at the annual general meeting.

Shareholders of record at the close of business on October 14, 2021 are entitled to attend and vote at the annual general meeting, or to appoint one or more proxies to attend, speak, and vote instead of the shareholder at the annual general meeting. A proxy need not be a shareholder. To be valid, a proxy must be received no later than 4:00 p.m. Eastern Standard Time on November 29, 2021 at one of the address(es) and otherwise in the manner described in the attached proxy statement. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete and promptly return the proxy card or voter instruction form in accordance with the instructions that we or your bank or brokerage firm have provided. Your prompt response will ensure that your shares are represented at the annual general meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

Please read the attached proxy statement for additional information on the matters to be considered at the annual general meeting. The proxy statement is incorporated into this notice by this reference.

All shareholders are cordially invited to attend the annual general meeting.

By order of the Board of Directors,
Founder, Chairman and Chief Executive Officer
[_______], 2021

CIMPRESS PLC
Building D, Xerox Technology Park, Dublin Road
Dundalk, Co. Louth, A91 H9N9
Ireland

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on November 30, 2021

This proxy statement contains information about the 2021 Annual General Meeting of Shareholders of Cimpress plc which we refer to in this proxy statement as the annual meeting or the meeting. We will hold the annual meeting on Tuesday, November 30, 2021 at the offices of Matheson, 70 Sir John Rogerson's Quay, Dublin 2, Ireland. The meeting will begin at [___] Greenwich Mean Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Cimpress plc (which is also referred to as we, us, the company, or Cimpress in this proxy statement) for use at the annual meeting and at any adjournment of the annual meeting.

We are first mailing or making available the Notice of Annual General Meeting, this proxy statement, and our Annual Report to Shareholders for the fiscal year ended June 30, 2021 on or about [________], 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual General Meeting of Shareholders:

This Proxy Statement, the 2021 Annual Report to Shareholders, and the statutory financial statements under Irish law for the fiscal year ended June 30, 2021 (including the reports of our directors and our Irish statutory auditor thereon) are available for viewing, printing and downloading at http://www.viewproxy.com/Cimpress/2021. We will furnish without charge a copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the United States Securities and Exchange Commission, or SEC, as well as the statutory financial statements under Irish law for the fiscal year ended June 30, 2021 (including the reports of our directors and our Irish statutory auditor thereon), to any shareholder who requests it by emailing ir@cimpress.com or writing to Cimpress plc, c/o Cimpress USA Incorporated, Attention: Investor Relations, 170 Data Drive, Waltham, MA 02451, USA. This proxy statement and our Annual Report on Form 10-K are also available on the SEC’s website at www.sec.gov.

For this annual meeting, we are taking advantage of the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting. On or about October 12, 2021 we are mailing to our beneficial shareholders a notice containing instructions on how to access our proxy statement and 2021 Annual Report to Shareholders and how to vote online. All other shareholders will continue to receive a paper copy of this proxy statement, proxy card and Annual Report by mail. The Notice of Internet Availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a Notice by mail or (ii) elect to receive your proxy statement and Annual Report over the Internet if you received them by mail this year.

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INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors:

The Board of Directors of Cimpress plc consists of four independent, non-employee directors and Robert Keane, our Chief Executive Officer, who serve for rotating terms of up to three years.

Name	Age	Board Position	Cimpress Director Since	Current Term Expires at our Annual General Meeting In:	Independent Director
Robert S. Keane	58	Chairman	January 1995	2022	No
Sophie A. Gasperment	57	Non-Employee Director	November 2016	2023	Yes
John J. Gavin, Jr.	66	Non-Employee Director	August 2006	2021*	Yes
Zachary S. Sternberg	36	Non-Employee Director	November 2017	2021	Yes
Scott J. Vassalluzzo	49	Non-Employee Director	January 2015	2022	Yes
*Mr. Gavin is retiring and decided not to stand for re-election at the 2021 annual meeting. His term as director will end at the conclusion of the meeting, and Cimpress is conducting a search for a director to replace Mr. Gavin.

ROBERT S. KEANE has served as our President, Chief Executive Officer, and Chairman since he founded Cimpress in January 1995. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an original equipment manufacturer of keyboards, displays and retail kiosks used for desktop publishing. Mr. Keane has also served on the Board of Directors of Astronics Corporation, a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, since December 2019. Mr. Keane brings to Cimpress' Board his experience growing Cimpress from inception in 1995 to $2.6 billion of revenue in our 2021 fiscal year, his understanding of the drivers of intrinsic value per share, and his knowledge of Cimpress' customer needs, business model and markets.

SOPHIE A. GASPERMENT has served as Senior Advisor to Boston Consulting Group since November 2019, where her primary focus is to support their Consumer and Digital Acceleration practices. Ms. Gasperment previously held multiple senior management positions at L’Oréal, the world’s leading beauty company, from September 1986 to November 2018. This included Chief Executive Officer and Executive Chairman of The Body Shop International, the iconic British retailer spanning 60 countries and ca. 20,000 people strong, from July 2008 to October 2013, as well as Managing Director, L’Oréal UK and Ireland, from January 2004 to January 2008. More recently, from January 2014 to November 2018, Ms. Gasperment was L’Oréal's Group General Manager leading Strategic Prospective and Financial Communication. Since June 2010, Ms. Gasperment has served on the board of Accor, a Euronext-listed company and a world leader in hospitality, and is currently Chair of that board's Appointments, Compensation and CSR Committee and a member of the Audit and Compliance Committee. Since May 2018, Ms. Gasperment has served on the supervisory board of D’Ieteren, a Euronext-listed global company, and is a member of the Appointments and Compensation Committee. Since December 2018, Ms. Gasperment has also served on the board of Kingfisher plc, a FTSE 100 Home Improvement international company, and is currently Chair of that board's Responsible Business Committee and a member of the Nomination Committee. Since September 2020, Ms. Gasperment has served on the board of directors of Givaudan SA, the world leading flavour and fragrances company that is publicly traded on the SIX Swiss Exchange. In addition to serving on the Board of Directors of Cimpress plc, Ms. Gasperment serves on the supervisory board of Vistaprint B.V., a wholly owned Dutch subsidiary of Cimpress. Ms. Gasperment brings to Cimpress' Board her leadership and strategy skills and perspective, her international brand-building expertise, her experience of digital transformation and acceleration, her acumen in both consumer goods and retail, as well as her experience on the boards of other public companies and her broader business experience in multi-cultural environments.

JOHN J. GAVIN, JR. serves on the board of Varonis Systems, Inc., a provider of data governance solutions for unstructured data. Mr. Gavin previously served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, from January 2007 through June 2008, when it was acquired by BMC Software, and as Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services, from April 2004 through December 2006. Prior to Navisite, Mr. Gavin served as the Chief Financial Officer of Cambridge Technology Partners and Data General Corporation. Mr. Gavin also spent ten years at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an accounting firm, in various accounting and audit positions including as Senior Manager in charge of multi-national audits. In addition to serving on the Board of Directors of Cimpress plc, Mr. Gavin also serves on the supervisory board of Vistaprint B.V., a wholly owned Dutch subsidiary of Cimpress. Mr. Gavin brings to Cimpress' Board his extensive experience as chief financial officer of several growing companies, his experience on the boards of other public companies, and ten years as an independent auditor. Mr. Gavin is a certified public accountant.

ZACHARY S. STERNBERG is the co-founder and Managing Member of the General Partner of The Spruce House Partnership, a New York-based investment partnership. Spruce House invests in public and private companies globally and seeks to partner with management teams that are focused on growing the per share value of their companies over the long-term. Spruce House holds 9.0% of Cimpress' outstanding shares and has been a shareholder of Cimpress since 2011. Mr. Sternberg also serves on the boards of directors of Victoria PLC, an international manufacturer and distributor of innovative flooring products, and GTT Communications, Inc., the owner/operator of a global Tier 1 internet network and provider of a comprehensive suite of cloud networking services. Mr. Sternberg brings to Cimpress' Board his perspective as a material and long-term shareholder of Cimpress with a deep understanding of the importance of long-term stewardship of capital informed by more than a decade of successful investment experience.

SCOTT J. VASSALLUZZO is a Managing Member of Prescott General Partners LLC ("PGP"), an investment adviser registered with the SEC that holds 15% of Cimpress' outstanding shares. PGP serves as the general partner of three private investment limited partnerships, including Prescott Associates L.P. (together, the "Prescott Partnerships"). Mr. Vassalluzzo joined the Prescott organization in 1998 as an equity analyst, became a general partner of the Prescott Partnerships in 2000, and transitioned to Managing Member of PGP following Prescott's reorganization in January 2012. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and was a certified public accountant. Mr. Vassalluzzo serves on the boards of directors of Credit Acceptance Corporation, an auto finance company providing automobile loans and other related financial products, and World Acceptance Corporation, a personal installment loan company. Mr. Vassalluzzo brings to Cimpress' Board his advocacy for the priorities of long-termism and intrinsic value per share, his appreciation and understanding of the perspectives of our other long-term shareholders, and his experience on the boards and board committees of other publicly traded companies.

Our Executive Officers:

Name	Title	Age	Joined Cimpress
Robert S. Keane	Founder, Chief Executive Officer, and Chairman	58	January 1995
Sean E. Quinn	Executive Vice President and Chief Financial Officer	42	October 2009
Maarten Wensveen	Executive Vice President and Chief Technology Officer	41	October 2011

ROBERT S. KEANE: Mr. Keane's biography is in the "Our Board of Directors" section above.

SEAN E. QUINN has served as our Chief Financial Officer since October 2015 and as Executive Vice President since July 2016. Mr. Quinn previously served as Senior Vice President from October 2015 to July 2016, as Chief Accounting Officer from November 2014 to October 2015, as Vice President, Corporate Finance from January 2014 to October 2015, as Global Controller from April 2012 to November 2014, and in various other financial roles from October 2009 to April 2012. Before joining Cimpress, Mr. Quinn was a certified public accountant with KPMG LLP from September 2001 to October 2009 in the firm’s Philadelphia, London, and Boston offices.

MAARTEN WENSVEEN has served as our Executive Vice President and Chief Technology Officer since February 2019. Mr. Wensveen previously served as Senior Vice President from January 2017 to February 2019 and Vice President of Technology from February 2015 to January 2017. Mr. Wensveen joined Cimpress in November 2011 when we acquired Albumprinter, and he served in various roles at Albumprinter including IT Manager from December 2006 to June 2012.

There are no family relationships among any of Cimpress' directors and executive officers. No arrangements or understandings exist between any director and any other person pursuant to which such person is to be selected for appointment to the Board of Directors.

PROPOSAL 1 - REAPPOINT ZACHARY S. STERNBERG TO OUR BOARD OF DIRECTORS

The five members of our Board of Directors serve for rotating terms of up to three years. In accordance with the recommendation of the Nominating Committee of the Board, our Board recommends the reappointment of Zachary S. Sternberg for a three-year term ending at the conclusion of our annual general meeting of shareholders in 2024 because of his perspective as a material and long-term shareholder of Cimpress with a deep understanding of the importance of long-term stewardship of capital informed by more than a decade of successful investment experience.

You can find more information about Mr. Sternberg in the section of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS.”

Our Board of Directors recommends that you vote FOR the reappointment of Mr. Sternberg to the Board.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the annual meeting, we are asking our shareholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, executive compensation tables, and accompanying narrative disclosures below. This is an advisory vote, meaning that this proposal is not binding on us, but our Compensation Committee takes shareholder feedback into account when designing our executive compensation program, which has received more than 96% approval from our shareholders at each of our last eight annual general meetings of shareholders.

At our annual general meeting in 2017, a majority of our shareholders voted to hold the advisory vote to approve our executive compensation on an annual basis. Therefore, we intend to put forth at each annual general meeting of shareholders an advisory vote on the compensation of our named executive officers for the immediately preceding fiscal year.

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as described below.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

Our success depends on our ability to attract and retain top talent in a competitive marketplace, and to motivate that talent to achieve outstanding performance. In determining the compensation of our executive officers, our Compensation Committee begins with an analysis of the competitiveness of our executive compensation program and, as a starting point, seeks to pay our executives total compensation (including base salary and target long-term incentive award values) at the 75th percentile of the competitive market. The Compensation Committee then applies its own discretion to take into account any other factors it may deem relevant in any given fiscal year, such as general economic conditions, the internal equity of compensation among our executives, each executive’s experience and role, individual performance, and, particularly in fiscal year 2021, the impact of the COVID-19 pandemic. The Committee does not assign specific weights to particular factors but considers them together in determining compensation.

We have designed our compensation program to encourage our executives and employees to manage to the long-term success of Cimpress in line with our uppermost financial objective and to forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals. Cimpress' uppermost financial objective is to maximize our intrinsic value per share, or IVPS, which we define as (a) the unlevered free cash flow per diluted share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per diluted share. We define unlevered free cash flow as free cash flow plus cash interest expense related to borrowing. We believe that the compound annual growth rate, or CAGR, of the three-year moving average of the daily closing share price of Cimpress’ ordinary shares, or 3YMA, over a multiple-year period is a proxy for the change in our IVPS over the same time frame. Accordingly, our long-term incentive compensation (LTI) program features performance share unit (PSU) awards representing a right to receive Cimpress ordinary shares based on the performance of our 3YMA CAGR over a multiple-year period.

In fiscal year 2021, the COVID-19 pandemic had a material adverse effect on our business, financial results, customers, and markets. The pandemic also underscored the effect that sustained downward pressure on our share price due to macroeconomic factors beyond our control can have on our LTI awards, especially our PSUs, and the importance of retaining top talent capable of guiding Cimpress through difficult times. In response to the pandemic, we made adjustments to our LTI program in fiscal year 2021, including the following:

1.We diversified the program to include restricted share units (RSUs) that pay out in Cimpress ordinary shares over the first four years after grant, in addition to longer-term, higher-risk PSUs.

2.We used a two-year moving average of the daily closing share price of Cimpress' ordinary shares (2YMA), instead of the three-year moving average, as the baseline against which the performance of our fiscal year 2021 PSU awards will be measured. On each of the measurement dates during the performance period, we will calculate a CAGR by comparing the 3YMA on the measurement date against the 2YMA baseline to determine whether the CAGR performance condition has been satisfied. We chose to use a 2YMA as the baseline to enhance the value of our PSU awards in retaining talented employees. During fiscal year 2021 the 2YMA was lower than the 3YMA, and we expect that comparing the lower 2YMA to the future 3YMA will make the achievement of the CAGR performance condition easier, but still challenging, in recognition of the exceptional macroeconomic conditions of the pandemic.

3.We delayed until February 2021 the determination and grant of fiscal year 2021 LTI awards due to the uncertainty caused by the pandemic.

The changes to our LTI program described in #1 and #2 above did not apply to the LTI awards granted to Robert Keane, our Chief Executive Officer. Mr. Keane signed a PSU Limitation Agreement with Cimpress providing that, until June 30, 2023, he will continue to receive all of his long-term incentive compensation in the form of PSUs, the maximum number of PSUs we may grant him in any fiscal year is 75,000, and the performance conditions in his PSU awards must be that the 3YMA CAGR equal or exceed 11% over a performance period of six to ten years. In fiscal year 2021 Mr. Keane received 99% of his total compensation, including his base salary, Board retainer fees, and LTI, in the form of PSUs with a 3YMA baseline for measuring performance.

Sean Quinn, our Chief Financial Officer, and Maarten Wensveen, our Chief Technology Officer, were entitled to receive annual LTI awards in February 2021 consisting of a mix of 75% PSUs and 25% RSUs (based on target values), with the opportunity for the executive officers to elect to receive 100% PSUs and no RSUs if they wished. Mr. Wensveen elected to receive 100% of his annual LTI award granted in February 2021 as PSUs.
Pay for Performance

For fiscal year 2021, the principal elements of our compensation program for our named executive officers included:

Under our pay-for-performance philosophy, the compensation of our executives and other employees at higher levels in the organization is more heavily weighted toward variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation packages. The percentiles of competitive market data that we use to evaluate the compensation of our named executive officers are designed to ensure that our executive officers will receive total compensation significantly below the median if Cimpress does not perform well and significantly above the median for Cimpress' extraordinary performance. In accordance with this philosophy, the Compensation Committee initially allocates the compensation of our executive officers within the percentiles listed below, and then may use its discretion to adjust each executive officer’s compensation to reflect other factors such as general economic conditions, the internal equity of compensation among our executives, and the executive’s experience, role, and individual performance.

•Base salary at the 50th percentile of competitive market data
•Target total compensation (base salary plus target LTI award values) at the 75th percentile of competitive market data

When considering the competitiveness of our executive compensation program for fiscal year 2021, our Compensation Committee took into account a compensation analysis that we developed internally using published compensation survey data, as well as detailed historical compensation analyses for each executive officer, but did not use a compensation peer group or engage a compensation consultant. The Compensation Committee set the total target fiscal year 2021 compensation of Sean Quinn and Maarten Wensveen at significantly above the 75th percentile of market data because both executives are serving in dual roles as Chief Financial Officer (Mr. Quinn) and Chief Technology Officer (Mr. Wensveen) of both Cimpress and Vistaprint, our largest business, and because the Compensation Committee believes that retaining these executives is critical to the success of Cimpress and Vistaprint and that their performance and contributions to Cimpress and Vistaprint warranted target compensation above the 75th percentile.

Base Salary

For fiscal year 2021, our Compensation Committee maintained the base salaries of Robert Keane and Sean Quinn at their fiscal year 2020 levels and increased Maarten Wensveen's base salary by 25% to bring his salary more in line with other Cimpress executives. Beginning in the second half of fiscal year 2019, in order to tie Mr. Keane's compensation as fully as possible to Cimpress' long-term performance, Mr. Keane's base salary and director fees are paid almost entirely in PSUs. In fiscal year 2021, we paid Mr. Keane's compensation in PSUs other than $56,237 paid in cash, representing the minimum annual salary for exempt employees under the U.S. Fair Labor Standards Act plus the amount of LTI compensation payable to Mr. Keane that exceeded the 75,000 PSUs per fiscal year limit set forth in his PSU Limitation Agreement.

In the fourth quarter of fiscal year 2020, in light of the effects of the COVID-19 pandemic on Cimpress' business and financial results, we implemented a temporary 50% reduction in the base salaries of our named executive officers other than Robert Keane and granted to each impacted executive an RSU award having the same value as the executive's salary reduction for the quarter. These RSU awards vested in full on August 15, 2020, at which time each RSU was automatically converted into ordinary shares of Cimpress plc on a one-to-one basis. Because Mr. Keane already received almost all of his compensation in the form of PSUs, as noted above, he was not included in the salary reduction program.

Long-Term Incentive Program

Our LTI program is designed to focus our executives and employees on long-term performance and maximizing our IVPS. Although in recent fiscal years PSU awards were the primary LTI compensation vehicle for our named executive officers, the COVID-19 pandemic underscored the effect that sustained downward pressure on our share price due to macroeconomic factors beyond our control can have on our PSU awards, as well as the importance of retaining top talent capable of guiding Cimpress through difficult times. Accordingly, in fiscal year 2021 we diversified our LTI program to include RSU awards for employees and executives other than Robert Keane, in addition to PSU awards. Mr. Keane received his LTI awards entirely in the form of PSUs in fiscal year 2021 in accordance with his PSU Limitation Agreement.

Performance Share Units. Each PSU represents a right to receive between 0 and 2.5 ordinary shares of Cimpress plc upon the satisfaction of both service-based vesting over time and performance conditions relating to the 3YMA CAGR over a period determined by the Board. We refer to the issuance of Cimpress ordinary shares pursuant to a PSU upon satisfaction of both conditions as a Performance Dependent Issuance. With challenging performance hurdles and performance periods extending multiple years into the future, PSU awards are designed to encourage our executives and employees to manage to a long-term time horizon.

First condition to a Performance Dependent Issuance: Service-based Vesting. PSUs granted to employees generally vest 25% per year over four years so long as the employee remains employed by Cimpress. However, service-based vesting is not sufficient for payout; PSU service-based vesting events are the dates after which the participant gains the future right to a Performance Dependent Issuance with respect to their then-vested PSUs, subject to achievement of the relevant performance conditions.

If a participant resigns or is terminated other than for cause, they retain all PSUs that have satisfied the service-based vesting condition as of their resignation or termination date. If Cimpress achieves the performance thresholds described below, the former participant would receive Cimpress ordinary shares upon settlement of the PSUs, even though they no longer have an employment, director, or other service relationship with Cimpress.

Second condition to a Performance Dependent Issuance: 3YMA Performance. For each PSU award, we calculate a baseline moving average share price as of a specified date at the time of grant for two purposes: to establish the number of units to be granted and to establish the baseline for future performance measurement. On each measurement date during the performance period determined by our Board of Directors we calculate the 3YMA as of such date, and on the first measurement date that the 3YMA, as compared to the baseline moving average share price, equals or exceeds a minimum CAGR set by the Board, the performance condition would be satisfied.

3YMA Performance Criteria for our CEO. PSU awards granted in fiscal year 2021 to Robert Keane have a baseline equal to the 3YMA on the grant date and a performance period of six to ten years, to encourage focus on Cimpress' performance over the long term. Beginning on the sixth anniversary of the grant date, and on each anniversary thereafter through year ten, we will calculate the 3YMA as of such date. On the first of these measurement dates that the 3YMA equals or exceeds a CAGR of 11% as compared to the baseline 3YMA, the performance condition would be satisfied, and we would issue to Mr. Keane the number of Cimpress ordinary shares determined by multiplying the number of PSUs subject to the award by the applicable performance-based multiplier. The performance-based multiplier begins at 125% for an 11% 3YMA CAGR and increases on a sliding scale to 250% for a 3YMA CAGR of 20% or above. If the 3YMA CAGR does not reach at least 11% on any of the sixth through tenth anniversaries of the grant date, then the PSU award would be terminated and no Cimpress ordinary shares would be issued with respect to the award.

3YMA Performance Criteria for Executive Officers other than our CEO. PSU awards granted in fiscal year 2021 to executive officers other than Robert Keane have a baseline equal to the 2YMA on the grant date and a performance period of four to eight years. We set the baseline for these PSU awards at the 2YMA of $95.46 as of the grant date, which was lower than the 3YMA of $108.31 on that date, in recognition that the exceptionally challenging macroeconomic conditions of the pandemic and sustained downward pressure on Cimpress' share price had a significant negative impact on the value and likelihood of payout with respect to the PSU awards granted to the executives in previous fiscal years. We expect that comparing the lower 2YMA baseline to the 3YMA on future measurement dates will make the achievement of the CAGR performance condition easier, but still challenging. For PSU awards granted in fiscal year 2022, we reverted to a 3YMA baseline.

Beginning on the fourth anniversary of the grant date, and on each anniversary thereafter through year seven, we will calculate the 3YMA as of such date. On the first of these measurement dates that the 3YMA equals or exceeds a CAGR of 9%, as compared to the 2YMA baseline, the performance condition would be satisfied, and we would issue to the participant the number of Cimpress ordinary shares determined by multiplying the number of PSUs subject to the award by the applicable performance-based multiplier. The performance-based multiplier begins at 100% for a 9% CAGR and increases on a sliding scale to 250% for a CAGR of 20% or above. If the CAGR has not reached at least 9% on any of the fourth through seventh anniversaries of the grant date and thus a Performance Dependent Issuance has not yet occurred, then the threshold CAGR level for 3YMA performance at the eighth anniversary of the grant date, as compared to the baseline 2YMA, is lowered to 7%, and if the 3YMA performance meets or exceeds a 7% CAGR on the eighth anniversary the recipient would still receive Cimpress ordinary shares, but at a lower multiple beginning at 75% for a 7% CAGR and increasing on a sliding scale to 250% for a CAGR of 20% or above.

If none of the CAGR performance goals are achieved by the eighth anniversary of the grant date, then the PSU award would be terminated and no Cimpress ordinary shares would be issued with respect to the award.

The actual closing price of the Cimpress shares issued upon the Performance Dependent Issuance may be higher or lower than the 3YMA used to calculate the number of shares issued at such time.

Restricted Share Units. In fiscal year 2021, in order to enhance the retention value of our LTI program in light of the adverse effects of the COVID-19 pandemic on our share price and thus on the likelihood of achievement of the 3YMA performance targets in our PSU awards, we added RSU awards to our LTI program for executives and employees other than Mr. Keane. Our RSU awards typically vest annually over four years, and upon vesting each RSU is automatically converted into ordinary shares of Cimpress plc on a one-to-one basis so long as Cimpress continues to employ the recipient on the vesting date. Our executive officers other than Mr. Keane received a supplemental RSU award on July 1, 2020 to help retain and incent them to continue to guide Cimpress through difficult times and in recognition of the added difficulty of achieving the 3YMA performance targets in the PSU awards they had received in previous years due to the adverse effects of the pandemic on our share price. Our executive officers other than Mr. Keane were also eligible to receive annual LTI awards in February 2021 consisting of a mix of 75% PSUs and 25% RSUs (based on target values), with the opportunity for the executives to elect to receive 100% PSUs and no RSUs if they wished. Mr. Wensveen elected to receive 100% of his annual LTI award granted in February 2021 as PSUs.

Cash Retention Bonuses. In past years, we allowed our executive officers other than Mr. Keane to elect to receive a portion of their LTI awards in the form of cash retention bonuses, subject to a minimum threshold that was required to be allocated to PSUs. The cash retention bonuses pay the employee a fixed amount in equal payments over several years (typically four years) so long as Cimpress continues to employ the recipient. Although we no longer grant cash retention bonuses to executives, Mr. Quinn still holds cash retention bonus awards that were granted in previous fiscal years and that continued to vest, with the incremental vested amounts being earned, in fiscal year 2021.

Benefit Programs

The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits, and therefore our executive officers are eligible for the same health and welfare benefits, including medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans, as those offered to other employees in their location.

U.S.-based employees may participate in a 401(k) plan that provides a company match of up to 50% on the first 6% of the participant’s eligible compensation that is contributed, subject to certain limits under the United States Internal Revenue Code of 1986, or US Tax Code, with company matching contributions vesting over a four-year period. As part of the cost reductions we executed due to the COVID-19 pandemic, we suspended the 401(k) matching contributions for U.S. employees from April 2020 through the end of September 2020.

We also provide customary pension plans to our European employees.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location, although we do pay for a driver for Mr. Keane so that he can work during his commute. We also from time to time enter into arrangements with some of our named executive officers to reimburse them for living and relocation expenses and tax preparation fees and associated tax gross-ups relating to their work outside of their home countries. You can find more information about these arrangements in the Summary Compensation Table of this proxy statement.

Executive Retention and Other Agreements

We have entered into executive retention agreements with all of our executive officers. Under the executive retention agreements, if we terminate an executive officer’s employment other than for cause, death, or disability or the executive terminates his or her employment for good reason before a change in control of Cimpress or within one year after a change in control (as cause, disability, good reason, and change in control are defined in the agreements), then the executive is entitled to receive:

•A lump sum severance payment equal to two years’ salary and annual bonus, in the case of Mr. Keane, or one year’s salary and annual bonus, in the case of the other executive officers. Because we no longer grant annual bonuses to our executives and employees, this amount would include only salary.

•With respect to any outstanding annual or multi-year cash incentive award under our previous cash performance incentive plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her target incentive. Because we no longer grant awards under the cash performance incentive plan to our executives and employees, this amount would be zero.

•The continuation of all other employment-related health and welfare benefits for up to two years after the termination in the case of Mr. Keane, or up to one year after the termination in the case of our other executive officers.

Both the executive retention agreements and our PSU awards have change in control provisions. The executive retention agreements provide that, upon a change in control of Cimpress, all equity awards (other than PSUs) granted to each executive officer will accelerate and become fully vested, and each executive’s annual or multi-year cash incentive awards under our previous cash performance incentive plan would accelerate such that the executive would receive a portion of his or her target bonus for the remaining performance period after the change in control. None of our executives currently holds any share options, but if they did, then the exercise period of the share options would be extended in certain circumstances if the executive's employment terminated after a change in control of Cimpress.

The equity plans and agreements that govern our PSUs provide that, upon a change in control, all PSUs that have satisfied the applicable service-based vesting conditions will be settled for Cimpress ordinary shares in accordance with the terms of the awards if the actual price paid per share to holders of Cimpress' securities in connection with the change in control equals or exceeds the CAGR performance goals set forth in the award agreements.

Our Compensation Committee decided that we would no longer include any excise tax gross-up provisions in any executive retention agreements we enter into with new executives after August 1, 2012, and accordingly, the only current executive officer who has an excise tax gross-up provision in his agreement is Mr. Keane. If Mr. Keane is required to pay any excise tax pursuant to Section 4999 of the US Tax Code as a result of compensation payments made to him, or benefits he obtained (including the acceleration of equity awards), in connection with a change in ownership or control of Cimpress, we are required to pay him an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing Mr. Keane's compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 4999 of the US Tax Code, then Cimpress has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to Mr. Keane.

The following table sets forth information on the potential payments to our named executive officers upon their termination or a change in control of Cimpress, assuming that a termination or change in control took place on June 30, 2021.

Name		Cash Payment ($)(1)	Accelerated Vesting of RSUs and PSUs ($)(2)	Benefits ($)(3)	Tax Gross-Up Payment ($)(4)	Total ($)
Robert S. Keane
•	Termination Without Cause or With Good Reason	3,500,000	—	68,699	—	3,568,699
•	Change in Control	—	35,912,764	—	—	35,912,764
•	Change in Control w/ Termination Without Cause or With Good Reason	3,500,000	35,912,764	68,699	—	39,481,463

Sean E. Quinn
•	Termination Without Cause or With Good Reason	800,000	—	22,486	—	822,486
•	Change in Control	—	10,524,443	—	—	10,524,443
•	Change in Control w/ Termination Without Cause or With Good Reason	800,000	10,524,443	22,486	—	11,346,929

Maarten Wensveen
•	Termination Without Cause or With Good Reason	750,000	—	22,198	—	772,198
•	Change in Control	—	5,514,817	—	—	5,514,817
•	Change in Control w/ Termination Without Cause or With Good Reason	750,000	5,514,817	22,198	—	6,287,015

_____________

(1)	Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the executive retention agreements.

(2)	Amounts in this column represent the value, based on $108.41 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2021, the last trading day of our 2021 fiscal year, of (1) unvested RSUs that would vest and (2) shares that would be issued pursuant to vested PSUs upon the triggering event described in the first column. For PSUs, we assumed the price paid per share to holders of Cimpress' shares in connection with the change in control would represent a CAGR equal to the target performance goal for the PSU awards.

(3)	Amounts reported in this column represent the estimated cost of providing employment related benefits (such as insurance for medical, dental, and vision) during the period the named executive officer is eligible to receive those benefits under the executive retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(4)	None of our executive officers other than Mr. Keane have excise tax gross-up provisions in their agreements. We calculate the amount of tax gross up to which Mr. Keane would have been entitled if a triggering event had occurred on June 30, 2021 and determined that he would not have been entitled to a gross-up payment.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee makes the final decisions about executive compensation, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to the compensation of executive officers other than himself. Other employees of Cimpress also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines and Policy on Hedging

We have share ownership guidelines for all of our executive officers and members of our Board of Directors. The guidelines require our executive officers and directors to hold Cimpress equity, including ordinary shares they hold directly or indirectly, unvested RSUs, vested and unvested PSUs, and vested, unexercised, in-the-money share options, with a value, based on the two-year trailing average of the closing prices of Cimpress' ordinary shares on Nasdaq, equal to or greater than a multiple of the executive officer’s annual base salary or the director's annual retainer, as follows:

•Chief Executive Officer: 5 times annual base salary
•Other executive officers: 3 times annual base salary
•Board of Directors: 3 times Board annual cash retainer

We give each executive officer and Board member four years from his or her initial appointment as a Cimpress officer or director to comply with the share ownership guidelines. As of June 30, 2021, all executive officers and directors had satisfied their ownership guideline requirement.

Our Insider Trading Policy prohibits Cimpress' executive officers, directors, and employees from engaging in any derivative or hedging transactions in Cimpress securities, including but not limited to short sales, put options, call options, collars, futures contracts, forward contracts, and swaps.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Board of Directors
Scott J. Vassalluzzo, Chair
Sophie A. Gasperment
Zachary S. Sternberg

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years by:

(i) our principal executive officer,

(ii) our principal financial officer, and

(iii) our other executive officer as of June 30, 2021.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	All Other Compensation ($)	Total ($)
Robert S. Keane	2021	35,568	20,669	8,283,797	0	8,340,034
Chairman and	2020	29,888	—	9,338,794	31,100	9,399,782
Chief Executive Officer	2019	863,628	—	11,369,327	47,965	12,280,920

Sean E. Quinn	2021	803,077	241,875	4,667,581	5,931(4)	5,718,464
Executive Vice President	2020	710,769	354,375	3,199,628	4,000	4,268,772
and Chief Financial Officer	2019	769,774	354,375	2,836,524	7,620	3,968,293

Maarten Wensveen	2021	756,317	—	4,032,234	133,957(5)	4,922,508
Executive Vice President and	2020	530,769	—	2,554,745	33,535	3,119,049
Chief Technology Officer	2019	501,923	—	548,018	35,991	1,085,932

_____________

(1)	For Mr. Keane, the amounts in this column for fiscal years 2021 and 2020 represent the aggregate minimum salary for exempt employees under the U.S. Fair Labor Standards Act, which is paid in cash. Beginning in the second half of fiscal year 2019, Mr. Keane began receiving substantially all of his compensation, including base salary and Board retainer fees, in the form of PSUs.

(2)	The amount in this column for Mr. Keane in fiscal year 2021 represents the amount of LTI compensation payable to him that exceeded the 75,000 PSUs per fiscal year limit set forth in his PSU Limitation Agreement and was instead paid to him as a cash bonus. The amounts reported in this column for Mr. Quinn represent the payment of cash retention bonuses that were granted in previous fiscal years and vested in the years shown.

(3)	The amounts reported in this column represent a dollar amount equal to the grant date fair value of the share awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. See footnote 5 to the Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2021 table for the value of the PSUs granted in 2021 assuming the maximum achievement of the performance conditions.

(4)	This amount represents our matching contributions under our 401(k) deferred savings retirement plans.

(5)	$74,575 of this amount represents our payment of state tax in connection with Mr. Wensveen's repatriation to the United States, $30,981 of this amount represents a tax gross up associated with the payment of state tax, $9,328 represents our payment of storage rental fees and import taxes associated with the storage of Mr. Wensveen's personal effects in Switzerland after his repatriation to the United States, $7,954 represents a tax gross up associated with the storage rental fees and import taxes, $1,850 represents tax preparation fees paid, $1,020 represents a tax gross up for tax preparation fees, and $8,250 of this amount represents our matching contributions under our 401(k) deferred savings retirement plan.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2021

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2021.

					All Other Share Awards: Number of Shares or Units	Grant Date Fair Value of Share Awards
		Estimated Future Payouts
		Under Equity Incentive Plan Awards(1)
		Threshold	Target	Maximum
Name	Grant Date	(#)	(#)(2)	(#)(3)	(#)(4)	($)(5)
Robert S. Keane	8/15/2020(6)	—	17,902	35,805		1,350,295
	8/15/2020(7)	—	1,108	2,217		83,627
	11/15/2020(8)	—	1,403	2,807		86,034
	2/15/2021(9)	—	73,335	146,670		6,763,840

Sean E. Quinn	7/1/2020(10)				15,953	1,199,985
	2/15/2021(11)				5,958	624,935
	2/15/2021(9)	—	19,641	49,102		2,842,662

Maarten Wensveen	7/1/2020(10)				13,294	999,975
	2/15/2021(9)	—	20,951	52,377		3,032,259
___________________________

(1)	These columns represent PSU awards. Each PSU represents a right to receive between 0 and 2.5 Cimpress ordinary shares upon the satisfaction of (A) service-based vesting, and (B) performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares.

(2)	For Mr. Keane, these amounts represent the number of Cimpress ordinary shares issuable six to ten years after the grant date if he fully satisfies the service-based vesting condition described in footnote 6, 7, 8, or 9, as applicable, and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). For the named executive officers other than Mr. Keane, these amounts represent the number of Cimpress ordinary shares issuable four to eight years after the grant date if the executive officer fully satisfies the service-based vesting condition described in footnote 9 and the 3YMA CAGR is 9% to 9.99% on any of the fourth through eighth anniversaries of the grant date (multiplier of 100%).

(3)	For Mr. Keane, these amounts represent the number of Cimpress ordinary shares issuable six to ten years after the grant date if he fully satisfies the service-based vesting condition described in footnote 6, 7, 8, or 9, as applicable, and the 3YMA CAGR is 20% or above on any of the sixth through tenth anniversaries of the grant date (multiplier is 250%). For the named executive officers other than Mr. Keane, these amounts represent the number of Cimpress ordinary shares issuable four to eight years after the grant date if the executive officer fully satisfies the service-based vesting condition described in footnote 9 and the 3YMA CAGR is 20% or above on any of the fourth through eighth anniversaries of the grant date (multiplier of 250%).

(4)	The amounts reported in this column represent RSU awards.

(5)	The amounts reported in this column represent the grant date fair value for the RSU and PSU awards computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. The maximum value of the PSUs granted in fiscal year 2021 assuming the maximum achievement of the performance conditions, which we estimated by multiplying the maximum number of shares issuable pursuant to each PSU award by the closing price of our ordinary shares on Nasdaq on the applicable grant date, or on the last trading date immediately before the grant date if the grant date is not a trading date, is $19,240,485 in the aggregate for all of Mr. Keane's PSU awards, $5,150,309 for Mr. Quinn, and $5,493,824 for Mr. Wensveen.

(6)	This PSU award was granted to Mr. Keane in lieu of his base salary for his role as Chief Executive Officer in fiscal year 2021. The service-based vesting condition of this PSU award is that 25% of the original number of PSUs vest on each of September 30, 2020, December 31, 2020, March 31, 2021, and June 30, 2021 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on such vesting date.

(7)	This PSU award was granted to Mr. Keane in lieu of his $100,000 cash retainer fee for his role as a member of our Board of Directors in fiscal year 2021. The service-based vesting condition of this PSU award is that 25% of the original number of PSUs vest on each of September 30, 2020, December 31, 2020, March 31, 2021, and June 30, 2021 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on such vesting date.

(8)	This is the annual PSU award granted to the members of our Board of Directors, including Mr. Keane. The service-based vesting condition of this PSU award is that 25% of the PSUs vest on November 24 of each of 2021 through 2024 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on such vesting date.

(9)	The service-based vesting condition of the PSUs reported in this row is that 25% of the original number of PSUs vest on June 30 of each of 2021 through 2024 so long as the executive officer continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on such vesting date.

(10)	25% of the original number of RSUs subject to this award vest on July 1 of each of 2021 through 2024 so long as the executive officer continues to be an eligible participant under Cimpress' 2011 Equity Incentive Plan on such vesting date.

(11)	25% of the original number of RSUs subject to this award vest on August 15 of each of 2021 through 2024 so long as the executive officer continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on such vesting date.

Outstanding Equity Awards at June 30, 2021

The following table contains information about unvested RSUs and unearned shares subject to PSUs as of June 30, 2021 for each of our named executive officers.

	Share Awards
	Number of Share Units That Have Not Vested	Market Value of Share Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares	Equity Incentive Plan Awards: Market Value of Unearned Shares
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Robert S. Keane			93,750(5)	10,163,438
			78,970(6)	8,561,138
			73,498(7)	7,967,918
			8,895(8)	964,307
			1,428(9)	154,809
			436(10)	47,267
			71,726(11)	7,775,816
			18,663(12)	2,023,256
			1,147(12)	124,346
			1,398(13)	151,557
			17,902(14)	1,940,756
			1,108(14)	120,118
			1,403(15)	152,099
			73,335(16)	7,950,247

Sean E. Quinn	15,953(17)	1,729,465	24,301(5)	2,634,471
	5,958(18)	645,907	20,306(6)	2,201,373
			18,898(7)	2,048,732
			22,952(19)	2,488,226
			19,641(20)	2,129,281

Maarten Wensveen	13,294(17)	1,441,203	14,400(5)	1,561,104
			6,016(6)	652,195
			3,651(7)	395,805
			18,362(19)	1,990,624
			20,951(20)	2,271,298
___________________

(1)	These amounts represent the number of Cimpress ordinary shares issuable pursuant to RSU awards upon vesting.

(2)	The market value of the unvested RSUs is determined by multiplying the number of RSUs by $108.41 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2021, the last trading day of our 2021 fiscal year.

(3)	These amounts represent the number of Cimpress ordinary shares issuable pursuant to PSU awards if the applicable service-based vesting condition and 3YMA CAGR performance conditions described in the footnotes below are satisfied for such PSU award.

(4)	The market value of the unearned PSUs is determined by multiplying the number of shares that would be issuable if the conditions described in footnote 3 were achieved by $108.41 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2021, the last trading day of our 2021 fiscal year.

(5)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2016 if the named executive officer fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2022 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(6)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2017 if the named executive officer fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2023 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(7)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2018 if the named executive officer fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on June 30 of each of 2019 through 2022 so long as the officer continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2024 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(8)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of February 15, 2019 if the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until February 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(9)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of February 15, 2019 if Mr. Keane fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on November 12 of each of 2019 through 2022 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until February 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(10)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of February 15, 2019 if the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until February 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(11)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2019 if Mr. Keane fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on June 30 of each of 2020 through 2023 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(12)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2019 if the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(13)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of November 15, 2019 if Mr. Keane fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition of these PSUs is that 25% of the PSUs vest on November 21 of each of 2020 through 2023 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on such vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until November 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(14)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of August 15, 2020 if the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition has been fully satisfied for these PSUs, but the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2026 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(15)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of November 15, 2020 if Mr. Keane fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition of these PSUs is that 25% of the PSUs vest on November 24 of each of 2021 through 2024 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on such vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until November 15, 2026 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(16)	This amount represents the number of Cimpress ordinary shares issuable six to ten years after the grant date of February 15, 2021 if Mr. Keane fully satisfies the service-based vesting condition and the 3YMA CAGR is 11% to 11.99% on any of the sixth through tenth anniversaries of the grant date (multiplier of 125%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on June 30 of each of 2021 through 2024 so long as Mr. Keane continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until February 15, 2027 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(17)	These RSU awards vest as to 25% of the original number of units on July 1 of each of 2021 through 2024, on each of which dates we will automatically issue one ordinary share for each vested unit so long as the named executive officer continues to be an eligible participant under Cimpress' 2011 Equity Incentive Plan on that date.

(18)	This RSU award vests as to 25% of the original number of units on August 15 of each of 2021 through 2024, on each of which dates we will automatically issue one ordinary share for each vested unit so long as Mr. Quinn continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on that date.

(19)	This amount represents the number of Cimpress ordinary shares issuable four to eight years after the grant date of August 15, 2019 if the named executive officer fully satisfies the service-based vesting condition and the 3YMA CAGR is 9% to 9.99% on any of the fourth through eighth anniversaries of the grant date (multiplier of 100%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on June 30 of each of 2020 through 2023 so long as the officer continues to be an eligible participant under Cimpress' 2016 Performance Equity Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until August 15, 2023 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

(20)	This amount represents the number of Cimpress ordinary shares issuable four to eight years after the grant date of February 15, 2021 if the named executive officer fully satisfies the service-based vesting condition and the 3YMA CAGR is 9% to 9.99% on any of the fourth through eighth anniversaries of the grant date (multiplier of 100%). The service-based vesting condition for these PSUs is that 25% of the original number of PSUs vest on June 30 of each of 2021 through 2024 so long as the officer continues to be an eligible participant under Cimpress' 2020 Equity Incentive Plan on each vesting date. However, the PSUs are not earned, and no shares are issuable pursuant to the PSUs, until February 15, 2025 at the earliest (unless there is an earlier change in control) and only if the performance conditions relating to the CAGR of the 3YMA of Cimpress' ordinary shares are satisfied.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2021

The following table contains information about option exercises and vesting of RSUs on an aggregated basis during fiscal year 2021 for each of our named executive officers.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
Robert S. Keane	105,240	5,459,851	—	—
Sean E. Quinn	—	—	2,143	204,249
Maarten Wensveen	—	—	1,607	153,163
_________________________

(1)	The value received on exercise of share options is determined by multiplying the number of shares exercised by the difference between the closing sale price of our ordinary shares on Nasdaq on the date of exercise and the exercise price.

(2)	The value realized on vesting of RSUs is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on Nasdaq on the vest date, or on the last trading date immediately before the vest date if the vest date is not a trading date.

CEO Pay Ratio

Mr. Keane's fiscal year 2021 annual total compensation was $8,340,034, as reported in the Summary Compensation Table above, and the fiscal year 2021 annual total compensation of our median compensated employee other than Mr. Keane was $27,136. The ratio of the median employee's total compensation to Mr. Keane's total compensation is 1-to-307. $8,283,797 of Mr. Keane's total compensation for fiscal year 2021 was in the form of PSU awards that will pay out six to ten years after grant only if the 3YMA CAGR performance conditions are met.

Because there were no changes to our employee population or employee compensation from fiscal year 2020 to fiscal year 2021 that significantly impacted our pay ratio disclosure, we used the same median employee this year as we did last year. For purposes of identifying the median compensated employee for fiscal year 2020, we took into account base salary (for salaried employees) and wages paid (for hourly employees) during the fiscal year for all our employees as of May 1, 2020. We annualized this compensation for employees who did not work the entire fiscal year, except for employees designated as seasonal or temporary. For employees whose cash compensation was temporarily reduced for the fourth quarter of 2020 and replaced with RSUs as part of the salary restructuring program we instituted in fiscal year 2020 in response to the COVID-19 pandemic, we included the RSUs as part of each employee's base salary and assumed that the RSUs granted to each employee had the same value as the amount by which such employee’s cash compensation was reduced.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2021 about the securities issued or authorized for future issuance under our current equity compensation plans.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	3,336,477	$0.13	2,710,926
Equity compensation plans not approved by shareholders	—	—	—
Total	3,336,477	$0.13	2,710,926 (3)
_____________

(1)	Consists of our 2005 Non-Employee Directors’ Share Option Plan, 2011 Equity Incentive Plan, 2016 Performance Equity Plan and 2020 Equity Incentive Plan. This column includes an aggregate of 3,331,179 shares underlying RSUs and PSUs based on 2.5 shares per PSU that were unvested as of June 30, 2021.

(2)	The RSUs and PSUs included in column (a) do not have an exercise price, and the weighted-average exercise price excluding these units is $80.01.

(3)	Consists of shares available for future awards under our 2020 Equity Incentive Plan. For PSU awards, we assumed that we would issue ordinary shares equal to 250% of the outstanding PSUs, which is the maximum potential share issuance.

PROPOSAL 3 - SET THE PRICE RANGE FOR ISSUING TREASURY SHARES

Our treasury account contains ordinary shares that we previously repurchased from our shareholders, and when we issue ordinary shares to satisfy our obligations under our equity compensation plans or for other purposes, we generally issue shares from our treasury account instead of issuing new ordinary shares from our authorized share capital. Under Irish law, we need our shareholders to set the minimum and maximum prices at which we are authorized to issue treasury shares off-market. Once set by our shareholders, the price range is valid for no more than 18 months. Unless the price range is set by our shareholders, we cannot issue treasury shares.

The formal text of the resolution that we are asking our shareholders to approve is as follows:

"As a special resolution for the purposes of section 1078 of the Companies Act 2014 of Ireland (the "Companies Act"), the maximum and minimum prices at which ordinary shares that we previously purchased or redeemed and hold in treasury may be reissued off-market are as follows:

i.the maximum price at which such treasury shares may be re-allotted off-market is an amount equal to 200% of the market price per share on the Nasdaq Global Select Market or any other securities exchange where the Company’s shares are then traded, and
ii.the minimum price at which such treasury shares may be re-allotted off-market is $0.

The authority conferred by this resolution is effective from the date of passing of this resolution and expires eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 1078 of the Companies Act.

For the purpose of this resolution, the "market price" of our ordinary shares is the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of the issuance, as reasonably determined by the Board of Directors of Cimpress plc."

Our Board of Directors recommends that you vote FOR the proposal to set the price range for issuing treasury shares as described above.

PROPOSAL 4 - REAPPOINT OUR
STATUTORY AUDITOR UNDER IRISH LAW

The Irish Companies Act 2014 requires that our statutory auditors be appointed at each annual general meeting of shareholders, to hold office from the conclusion of the annual general meeting until the conclusion of the next annual general meeting. PricewaterhouseCoopers Ireland has served as Cimpress plc's Irish statutory auditor since fiscal year 2020 and is affiliated with PricewaterhouseCoopers LLP, who our Audit Committee has selected as our U.S. registered independent registered public accounting firm for the fiscal year ending June 30, 2022 with respect to our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles. We refer to PricewaterhouseCoopers LLP and PricewaterhouseCoopers Ireland together as "PwC."

Our Audit Committee has recommended that PricewaterhouseCoopers Ireland be appointed as our Irish statutory auditor. If our shareholders do not approve the reappointment of PricewaterhouseCoopers Ireland at this annual meeting, our Board of Directors may appoint a person or firm to fill the vacancy.

Our Board of Directors recommends that you vote FOR the reappointment of PricewaterhouseCoopers Ireland as our statutory auditor under Irish law to hold office until the conclusion of our annual general meeting in 2022.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by PwC for the fiscal years ended June 30, 2021 and June 30, 2020. The amounts reported for each fiscal year represent the fees and expenses for services rendered during the applicable fiscal year, regardless of when the fees and expenses were billed.

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees(1)	$4,015,047	$3,925,395
Audit-Related Fees(2)	—	170,000
Tax Fees(3)	413,257	357,952
All Other Fees(4)	158,489	71,271
Total Fees	$4,586,793	$4,524,618
_____________

(1)	Audit fees and expenses consisted of fees and expenses billed for the audit of our consolidated financial statements, statutory audits of Cimpress plc (formerly Cimpress N.V.) and certain of our subsidiaries, quarterly reviews of our financial statements, and the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the U.S. Sarbanes-Oxley Act.

(2)	Audit-related fees and expenses for fiscal year 2020 consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate principally to consultations regarding financial accounting and reporting matters associated with the cross-border merger of Cimpress N.V. into Cimpress plc and Cimpress' debt offering.

(3)	Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services. Tax compliance services (assistance with tax returns, tax audits and appeals) accounted for $115,767 of the total tax fees billed in fiscal year 2021 and $206,625 of the total tax fees billed in fiscal year 2020.

(4)	For fiscal year 2021 and 2020, $5,301 and $900 represent subscription fees for PwC's accounting and tax research tools, respectively. For fiscal year 2021, $97,600 represents fees associated with a COVID-19 relief package in the Netherlands. The remaining $55,588 and $70,371 for fiscal years 2021 and 2020, respectively, represent fees for global mobility immigration services.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee pre-approves services that are expected to be provided to Cimpress by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to Cimpress.

During our fiscal year ended June 30, 2021, PwC did not provide any services to Cimpress other than in accordance with the pre-approval policies and procedures described above.

PROPOSAL 5 - AUTHORIZE OUR BOARD OR AUDIT COMMITTEE
TO DETERMINE THE REMUNERATION OF OUR STATUTORY AUDITOR UNDER IRISH LAW

Under the Irish Companies Act 2014, the remuneration of our statutory auditor under Irish law must be fixed by our shareholders in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine PricewaterhouseCoopers Ireland's remuneration as our statutory auditor under Irish law for the duration of PwC’s term of office. Our Board has delegated the authority to determine the remuneration of our statutory auditor under Irish law to the Audit Committee of the Board in accordance with the Board’s procedures and applicable law.

Our Board of Directors recommends that you vote FOR the authorization of our Board or Audit Committee to determine the remuneration of PricewaterhouseCoopers Ireland.

CORPORATE GOVERNANCE

Board of Directors and Committees

During our fiscal year ended June 30, 2021, our Board met four times, and each of our directors attended at least 90% of the total number of meetings of the Board and the committees of which such director was a member during the period of time he or she served on such committee. We do not have a policy with respect to director attendance at our annual general meetings of shareholders, and one director attended our 2020 annual general meeting of shareholders.

The Board has standing Audit, Compensation, and Nominating Committees. Each committee has a charter that has been approved by the Board, and each committee must review the adequacy of its charter at least annually.

Director	Audit Committee	Compensation Committee	Nominating Committee
Sophie A. Gasperment		member	member
John J. Gavin, Jr.	Chair and Audit Committee Financial Expert
Zachary S. Sternberg	member	member	Chair
Scott J. Vassalluzzo	member	Chair	member
All committee members independent?	Yes, meet independence criteria for audit committee members	Yes, meet independence criteria for compensation committee members	Yes

Audit Committee

The Audit Committee met five times during fiscal year 2021. The Audit Committee’s responsibilities include the following:

•evaluating and retaining our independent registered public accounting firm

•approving the compensation of, and assessing (or recommending that the Board assess) the independence of, our registered public accounting firm

•overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm

•reviewing and discussing our financial statements and other financial disclosures and considering whether to recommend to the Board that our audited financial statements be included in our Annual Report on Form 10-K

•coordinating the Board’s oversight of our internal control over financial reporting and disclosure controls and procedures

•overseeing our internal audit function

•establishing procedures for the receipt, retention, and treatment of accounting-related complaints and concerns

•reviewing and approving any related person transactions

•discussing our policies with respect to financial and accounting risk assessment and risk management

•preparing the Audit Committee report included in this proxy statement

Compensation Committee

The Compensation Committee met two times during fiscal year 2021. The Compensation Committee’s responsibilities include the following:

•reviewing and approving, or making recommendations to the Board with respect to, the compensation of our Chief Executive Officer and our other executive officers

•reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans and overseeing and administering our equity-based plans

•reviewing and approving director compensation

•overseeing the risks associated with our compensation policies and practices

•reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and considering whether to recommend to the Board that the Compensation Discussion and Analysis be included in the proxy statement

•preparing the Compensation Committee report included in this proxy statement

Nominating Committee

The Nominating Committee met one time during fiscal year 2021. The responsibilities of the Nominating Committee include the following:

•identifying individuals qualified to become Board members

•recommending to the Board the persons to be nominated for appointment as directors and to each of the Board’s committees

•monitoring communications to the Board from shareholders and other interested parties

•coordinating the Board's oversight of our Code of Business Conduct and reviewing allegations made on our confidential reporting helpline

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that Cimpress is managed for the long-term benefit of our stakeholders, including but not limited to our shareholders. The Board has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Cimpress and our stakeholders. The Corporate Governance Guidelines provide a framework for the conduct of the Board’s business.

Among other things, the Corporate Governance Guidelines provide as follows:

•A majority of the members of the Board must be independent directors, except as permitted by Nasdaq rules.

•The Board should focus on, and develop a strategy for, long-term valuation creation by Cimpress.

•The non-employee directors must meet at least twice a year in executive session without any members of Cimpress' management to discuss, among other matters, the performance of our Chief Executive Officer.

•The Board has full and free access to management and employees and the authority to hire and consult with independent advisors.

•The Board must have at all times an Audit Committee, Compensation Committee, and Nominating Committee composed of non-employee directors who meet the independence and other criteria set forth in Nasdaq rules.

•On an annual basis or such other frequency as the Board determines, the Board must conduct a self-evaluation to determine whether it and its committees are functioning effectively.

You can find our Corporate Governance Guidelines, our Code of Business Conduct, and the charters for our Audit Committee, Compensation Committee and Nominating Committee on our Investor Relations website at ir.cimpress.com, or you can request copies of these documents by emailing us at ir@cimpress.com or writing to Investor Relations, c/o Cimpress USA Incorporated, 170 Data Drive, Waltham, MA 02451 USA.

Code of Business Conduct

We have adopted a written code of business conduct that applies to our Board, officers, and employees, a current copy of which is posted on the Corporate Governance page of ir.cimpress.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Determination of Independence

Under Nasdaq rules, members of our Board qualify as “independent directors” only if, in the opinion of the Board, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of its members other than Robert Keane, our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that all of the non-employee directors are “independent directors” as defined under Nasdaq's Marketplace Rules.

Oversight of Risk

Our Board has responsibility for risk oversight, and the full Board or its relevant committees regularly conduct reviews of certain risk areas. In addition, based on an internal risk assessment, we believe that any risks arising from our compensation programs for our employees are not reasonably likely to have a material adverse effect on Cimpress.

Board Nomination Process

The process that our Nominating Committee follows to identify and evaluate candidates for members of our Board includes requests to its members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of nominees, the Nominating Committee applies, among other things, the criteria for Board members set forth as an attachment to the Nominating Committee Charter. These criteria include among others the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest, and ability to act in the interests of all of Cimpress' stakeholders. In addition, the Charter specifies that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law and that the Nominating Committee and Board should consider the value of diversity on the Board. The Committee does not assign specific weights to particular criteria, and no particular criterion other than integrity and good character is a prerequisite for each prospective nominee.

We believe that the backgrounds and qualifications of the members of our Board, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Accordingly, the Nominating Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds.

Shareholders may recommend individuals to the Nominating Committee for consideration as potential candidates for the Board by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our ordinary shares for at least a year as of the date such recommendation is made, to Nominating Committee, c/o General Counsel, Cimpress USA Incorporated, 170 Data Drive, Waltham, MA 02451 USA. If appropriate biographical and background material has been provided on a timely basis, the

Nominating Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Report of the Audit Committee

The Audit Committee has reviewed Cimpress' audited consolidated financial statements for the fiscal year ended June 30, 2021 and has discussed these financial statements with Cimpress' management and PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal year 2021.

The Audit Committee has also received from, and discussed with, PwC various communications that PwC is required to provide to the Audit Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and in effect for Cimpress' fiscal year 2021. The Audit Committee has discussed with the independent registered public accounting firm its independence from Cimpress. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” under Proposal 4 is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with, and its review of the representations and information provided by, management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in Cimpress' Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

Audit Committee of the Board of Directors
John J. Gavin, Jr., Chairman
Zachary S. Sternberg
Scott J. Vassalluzzo

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

We have a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the amount involved exceeds $25,000, and a related person has a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. A related person is any person who is or was a Cimpress executive officer or member of our Board of Directors at any time since the beginning of our most recently completed fiscal year, the beneficial holder of more than 5% of any class of our voting securities, or an immediate family member of anyone described in this sentence.

All potential related person transactions that we propose to enter into must be reported to our Chief Legal Officer (CLO, who is currently our General Counsel) or Chief Accounting Officer (CAO), who will determine whether each reported transaction qualifies as a related person transaction. If so, then the CLO and CAO will submit the transaction for review and approval by our Audit Committee. If our CLO and CAO determine that advance approval of a related person transaction by the full Audit Committee is not practicable under the circumstances, then they will submit the transaction to the Audit Committee chair for review and approval, and the full Audit Committee will review and ratify the related person transaction at the next Committee meeting.

In addition, the Audit Committee will review annually any previously approved or otherwise already existing related person transaction that is ongoing in nature to ensure that such related person transaction has been conducted in accordance with the Audit Committee’s previous approval, if any, and that all required disclosures regarding the related person transaction are made.

When considering a proposed related person transaction, the Audit Committee will review and consider, to the extent appropriate for the circumstances:

•the related person’s interest in the related person transaction;

•the approximate dollar value of the amount involved in the related person transaction;

•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•whether the transaction was undertaken in the ordinary course of business;

•whether the transaction with the related person is entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•the purpose of, and the potential benefits to us of, the transaction; and

•any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

In addition, under our Corporate Governance Guidelines, any director who has a conflict of interest is required to disclose that conflict to the Chairman, full Board, or General Counsel and to abstain from voting on any resolution involving, or participating in any Board discussion of, the conflict.

We did not have any related person transactions, as defined by SEC rules, during fiscal year 2021.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, Ms. Gasperment and Messrs. Sternberg and Vassalluzzo served as members of our Compensation Committee. None of these directors has ever been an officer or employee of Cimpress or any of our subsidiaries, and during fiscal year 2021, no Compensation Committee member had any relationship with us requiring disclosure under SEC rules.

During fiscal year 2021, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Communicating with the Board

Our Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating Committee, with the assistance of Cimpress' General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as its members consider appropriate.

The chair of the Nominating Committee will forward communications to the full Board if the communications relate to substantive matters and include suggestions or comments that he considers to be important for the directors to know. In general, the chair is more likely to forward communications relating to corporate governance and corporate strategy than communications relating to ordinary business affairs, personal grievances, and matters as to which Cimpress may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Board should address such communications to:

Board of Directors
c/o Corporate Secretary, Cimpress plc
170 Data Drive
Waltham, MA 02451
USA

COMPENSATION OF OUR BOARD OF DIRECTORS

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve as members of our Board of Directors. When considering the compensation of our directors, our Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to Cimpress and the skill level that we require of our Board members.

Fees

For fiscal year 2021, we paid our directors, including Mr. Keane, an annual retainer of $100,000 per fiscal year, and the Chair of the Audit Committee received an additional $25,000 per fiscal year. Mr. Keane's annual retainer for Board service was paid in the form of PSUs, as described above in the Compensation Discussion and Analysis section of this proxy statement. We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of our Board and its committees, and we pay the tax preparation fees related to their Dutch and Irish income tax returns.

Performance Share Units

Our long-term incentive program for directors for fiscal year 2021 consisted of PSU awards, with each incumbent director receiving $125,000 of PSUs annually in connection with our annual general meeting of shareholders, so long as they remain a director following that annual general meeting, and each new director receiving $150,000 of PSUs in connection with their initial appointment to the Board. Each PSU represents a right to receive between 0 and 2.5 ordinary shares of Cimpress plc upon the satisfaction of both service-based vesting over time and performance conditions relating to the CAGR of the 3YMA over a six-to-ten-year period:

First condition to a Performance Dependent Issuance: Service-based Vesting
PSUs granted to members of our Board vest at a rate of 25% of the original number of PSUs per year over the four years following the date of the applicable annual general meeting (for PSU awards granted to incumbent directors) or the date on which the director was first appointed (for PSU awards granted to newly appointed directors), in each case so long as the director continues to serve on our Board. If a director ceases to serve on the Board, other than for cause, they retain all PSUs that have satisfied the service-based vesting condition as of their last day of service on the Board. If Cimpress achieves the performance thresholds described below, the former director would receive Cimpress ordinary shares upon settlement of the PSUs, even though they are no longer a member of our Board.

Second condition to a Performance Dependent Issuance: 3YMA Performance
Beginning on the sixth anniversary of the baseline measurement date set forth in the directors' PSU awards, and on each anniversary thereafter through year ten, we will calculate the 3YMA as of such date. On the first of these measurement dates that the 3YMA equals or exceeds a CAGR of 11%, the 3YMA performance condition would be satisfied, and we would issue to the director the number of Cimpress ordinary shares determined by multiplying the number of PSUs subject to the award by the applicable performance-based multiplier. The performance-based multiplier begins at 125% for an 11% 3YMA CAGR and increases on a sliding scale to 250% for a 3YMA CAGR of 20% or above. If the 3YMA CAGR does not reach at least 11% on any of the sixth through tenth anniversaries of the baseline measurement date, then the PSU award would be terminated and no Cimpress ordinary shares would be issued with respect to the award.

Non-Employee Director Compensation Table

The following table contains information about the compensation earned by our non-employee directors in the fiscal year ended June 30, 2021:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Total ($)
Sophie A. Gasperment	100,000	86,034	186,034
John J. Gavin, Jr.	125,000	86,034	211,034
Zachary S. Sternberg	100,000	86,034	186,034
Scott J. Vassalluzzo	100,000	86,034	186,034
_____________

(1)	The amounts reported in this column represent a dollar amount equal to the grant date fair value of the share awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. The maximum value of the PSUs granted to each non-employee director in fiscal year 2021 is $232,474 assuming the maximum achievement of the performance conditions, which we estimated by multiplying the maximum number of shares issuable pursuant to each PSU award by the closing price of our ordinary shares on Nasdaq on the grant date, or on the last trading date immediately before the grant date if the grant date is not a trading date.

In addition, at June 30, 2021, our non-employee directors held the following equity compensation awards:

•	Ms. Gasperment held 6,753 PSUs.

•	Mr. Gavin held 6,239 PSUs.

•	Mr. Sternberg held 5,128 PSUs.

•	Mr. Vassalluzzo held unexercised share options to purchase an aggregate of 5,298 shares and 6,239 PSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of August 23, 2021 by:

•each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•each member of our Board of Directors;

•our named executive officers who are listed in the Summary Compensation Table in this proxy statement; and

•all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned(2)	Percent of Ordinary Shares Beneficially Owned(3)
Arlington Value Capital LLC (4)	1,995,437	7.7%
222 S. Main Street, Suite 1750
Salt Lake City, UT 84101 USA

Janus Henderson Group plc (5)	3,350,779	12.8
201 Bishopsgate
EC2M 3AE London UK

Prescott General Partners LLC (6)	3,906,492	15.0
2200 Butts Road, Suite 320
Boca Raton, FL 33431 USA

Thomas W. Smith (6)	1,693,329	6.5
2200 Butts Road, Suite 320
Boca Raton, FL 33431 USA

The Spruce House Partnership LP	2,358,904	9.0
435 Hudson Street, 8th Floor
New York, NY 10014 USA

The Vanguard Group (7)	1,451,691	5.6
100 Vanguard Blvd.
Malvern, PA 19355 USA

Named Executive Officers and Directors
Robert S. Keane (8)	2,235,644	8.6

Sophie A. Gasperment	696	*

John J. Gavin, Jr. (9)	32,725	*

Sean E. Quinn (10)	9,377	*

Zachary S. Sternberg (11)	2,374,803	9.1

Scott J. Vassalluzzo (12)	76,877	*

Maarten Wensveen	3,483	*

All current executive officers and directors as a group (7 persons) (13)	4,733,605	18.1%
_____________

*	Less than 1%

(1)	Unless otherwise indicated, the address of each executive officer and director is c/o Cimpress plc, Building D, Xerox Technology Park, Dublin Road, Dundalk, Co. Louth, A91 H9N9, Ireland.

(2)	For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship, as determined under SEC rules. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of August 23, 2021 (i.e., October 22, 2021), including through the exercise of share options or the vesting of RSUs. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on August 23, 2021 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 26,089,470, the number of ordinary shares outstanding on August 23, 2021, plus any shares issuable to the shareholder within 60 days after August 23, 2021 (i.e., October 22, 2021), including RSUs that vest and share options that are exercisable on or before October 22, 2021.

(4)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 14, 2020.

(5)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 11, 2021.

(6)	This information is based solely upon a Schedule 13D/A that the shareholder filed with the SEC on November 15, 2019.

(7)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 10, 2021.

(8)	Includes an aggregate of 2,234,844 shares held by trusts established for the benefit for Mr. Keane or members of his immediate family, entities wholly owned by such trusts, and a charitable entity established by Mr. Keane and his spouse. Mr. Keane and his spouse disclaim beneficial ownership of the shares owned by the trusts and other entities except to the extent of their pecuniary interest therein.

(9)	Consists of shares held by a trust of which Mr. Gavin and his spouse are trustees.

(10)	Consists of shares held by a trust of which Mr. Quinn and his spouse are trustees.

(11)	Includes 2,358,904 shares held by The Spruce House Partnership LP. The general partner of The Spruce House Partnership LP is Spruce House Capital LLC, of which Mr. Sternberg is a managing member. Mr. Sternberg disclaims beneficial ownership of the shares held by The Spruce House Partnership LP except to the extent of his pecuniary interest therein.

(12)	Includes (a) 2,174 shares held in investment accounts established for the benefit of certain family members, with respect to which Mr. Vassalluzzo disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (b) 5,298 shares that Mr. Vassalluzzo has the right to acquire pursuant to vested share options.

(13)	Includes 5,298 shares that Mr Vassalluzzo has the right to acquire pursuant to vested share options.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will consider and act upon the five proposals listed in the Notice of Annual General Meeting of Shareholders that appears on the first page of this proxy statement.

Who can vote?

To be able to vote on the matters listed in the Notice of Annual General Meeting of Shareholders on the first page of this proxy statement, you must have held ordinary shares of Cimpress at the close of business on October 14, 2021, which is the record date for the annual meeting. Shareholders of record at the close of business on October 14, 2021 are entitled to vote on each proposal at the meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is [___________]. Currently, there are no outstanding preferred shares of Cimpress.

How many votes do I have?

Each ordinary share of Cimpress that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares, and submit your proxy as soon as possible to ensure that your shares are represented and voted at the annual meeting.

How do I vote?

If you are a holder of record and your shares are not held in “street name” by a bank or brokerage firm, you may vote by using any of the following methods:

•by telephone using the toll-free telephone number shown on the proxy card or Notice of Internet Availability

•through the Internet as instructed on the proxy card or Notice of Internet Availability

•if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, by completing and signing the proxy card and promptly returning it in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 505000, Louisville, KY 40233-9814 USA, or by mailing or otherwise depositing it at our registered office in Ireland

•by attending the meeting and voting in person

For your vote to be counted at the meeting, your proxy must be received no later than 4:00 p.m. Eastern Standard Time on November 29, 2021, the last business day before the meeting (or if the meeting is adjourned or postponed, the last business day before the adjourned or postponed meeting).

If the shares you own are held in street name by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms offer the option of voting by mail, over the Internet, or by telephone, which will be explained in the voting instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions you return to Computershare Trust Company or your bank or brokerage firm. If you are a holder of record and sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Board of Directors. If your shares are held in street name at a broker, your broker may under certain circumstances vote your shares on “routine” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker does not have the authority to vote on any “non-routine” proposals at the annual meeting and a “broker non-vote” will occur. “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote such shares on a particular matter.

Can I change my vote or revoke my proxy after I have mailed my proxy card?

Yes. If your shares are held in street name by a bank or brokerage firm and you wish to revoke or change your voting instructions, then you must follow the directions you receive from your bank or brokerage firm. If you are a holder of record and your shares are not held in street name, then you can revoke your proxy and change your vote by doing any one of the following things:

•signing another proxy card with a later date and delivering the new proxy card to Proxy Services c/o Computershare Investor Services, PO Box 505000, Louisville, KY 40233-9814 USA no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting (or if the meeting is adjourned or postponed, the last business day before the adjourned or postponed meeting);

•delivering written notice to Proxy Services c/o Computershare Investor Services, PO Box 505000, Louisville, KY 40233-9814 USA no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting that you want to revoke your proxy (or if the meeting is adjourned or postponed, the last business day before the adjourned or postponed meeting); or

•voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

How do I attend the meeting and vote in person?

If you wish to attend our annual meeting in Dublin, Ireland in person, we request that you notify us in advance, if possible, by sending our Associate General Counsel written notice at the offices of our subsidiary Cimpress USA Incorporated, 170 Data Drive, Waltham, MA 02451 USA. If you need directions to the meeting, please call Investor Relations at +1 781-652-6480. You will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted.

If you wish to attend the meeting and your shares are held in street name by a bank or brokerage firm, then you must bring with you to the meeting an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a legal proxy from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under Cimpress' Constitution, holders of at least a majority of our outstanding ordinary shares must be represented at the annual meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement, in each case assuming a quorum is present:

•Proposal 2 (advisory “say on pay”):  This proposal requires the approval of at least a majority of votes cast at the annual meeting. This vote is non-binding and advisory in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

•Proposal 3 (setting the price range for issuing treasury shares): This proposal requires the approval of at least 75% of the votes cast at the annual meeting.

•All other proposals: These proposals require the approval of at least a majority of votes cast at the annual meeting.

For all proposals, Irish law provides that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the meeting for the purpose of determining whether there is a quorum but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the meeting. Abstentions and broker non-votes are not counted as either votes in favor of a proposal or votes against a proposal and therefore have no impact on the voting, although abstentions do count for the purpose of determining the size of the quorum.

Who will count the votes?

Computershare Trust Company, Inc., our transfer agent, will count, tabulate, and certify the votes.

How does the Board of Directors recommend that I vote on the proposals?

Our Board recommends that you vote FOR all of the proposals listed in the Notice of Annual General Meeting of Shareholders on the first page of this proxy statement.

Do the executive officers or directors have any substantial interests in these proposals?

No, our executive officers and directors do not have any substantial direct or indirect interests in the proposals, except to the extent of their ownership of our ordinary shares or their own appointment to the Board of Directors.

Will any other business be conducted at the meeting or will other matters be voted on?

Our Board does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

Within four business days after the annual meeting, we will report the voting results on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for a Board position, for the 2022 annual general meeting?

Because we are an Irish public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Irish rules and timeframes will apply if you wish to submit a candidate to be considered for election to our Board of Directors at our 2022 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2022 annual general meeting.

Under our Constitution, in order to nominate a candidate for election as a director or bring other business before our 2022 annual general meeting, you must deliver notice of the matter, in compliance with the Constitution, to the address listed below no earlier than 120 calendar days and no later than 90 calendar days before the first anniversary of the 2021 annual meeting. However, if the date of our 2022 annual general meeting is more than 30 calendar days before or more than 60 calendar days after the first anniversary of the 2021 annual meeting, you must deliver the required notice no earlier than 120 calendar days before the 2022 annual general meeting and no later than the later of 90 calendar days before the 2022 annual general meeting or five calendar days after the day on we first publicly announce the date of our 2022 annual general meeting.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2022 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at our office in Dundalk, Ireland as set forth below no later than [_______], 2022.

Any proposals, nominations or notices under our Constitution or pursuant to Rule 14a-8 should be sent to:

Secretary, Cimpress plc
Building D, Xerox Technology Park
Dundalk, Co. Louth
Ireland

With a copy to:
Associate General Counsel
Cimpress USA Incorporated
170 Data Drive
Waltham, MA 02451
USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $11,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our directors, officers, and selected other employees may also solicit proxies by mail, telephone, e-mail, or other means of communication. Directors, officers, and employees who help us in soliciting proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us by emailing ir@cimpress.com, writing us at Investor Relations, Cimpress, 170 Data Drive, Waltham, MA 02451 USA, or calling us at telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in street name, or you may contact us per the above if you are a holder of record.

APPENDIX A

Form of Proxy